EXHIBIT 21.1

LIST OF SUBSIDIARIES OF KM WEDDING EVENTS MANAGEMENT, INC.

1.	KM Matrimony Pvt Ltd. Jurisdiction of Formation: Names under which business is conducted:	India KM Matrimony Pvt Ltd.